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                                           EXHIBIT 12
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                                                                      EXHIBIT 12

                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            (Dollars In Thousands)

                                                          For the Three Months              For the Nine Months
                                                                 Ended                             Ended
                                                       --------------------------       --------------------------
                                                        Sept. 29,       Sept. 30,         Sept. 29,      Sept. 30,
                                                          1995            1994              1995           1994
                                                       ----------      ----------       -----------     ----------
Pretax earnings from continuing operations...........  $  485,477      $  389,522       $ 1,328,569     $1,474,392
                                                       ----------      ----------       -----------     ----------
Deduct equity in undistributed net earnings
  of unconsolidated subsidiaries.....................           -         (3,218)                 -        (15,666)
                                                       ----------      ----------       -----------     ----------
Total pretax earnings from continuing
  operations.........................................     485,477         386,304         1,328,569      1,458,726
                                                       ----------      ----------       -----------     ----------
Add:

  Fixed charges
    Interest (A).....................................   2,746,297       2,223,203         8,559,298      6,198,030

    Other (B)........................................      36,334          33,300           105,302        104,043
                                                       ----------      ----------       -----------     ----------
  Total fixed charges................................   2,782,631       2,256,503         8,664,600      6,302,073
                                                       ----------      ----------       -----------     ----------
  Preferred stock dividend requirements..............      19,016           2,887            58,402          7,921
                                                       ----------      ----------       -----------     ----------
  Total combined fixed charges and
     preferred stock dividends.......................   2,801,647       2,259,390         8,723,002      6,309,994
                                                       ----------      ----------       -----------     ----------
Pretax earnings before fixed charges.................  $3,268,108      $2,642,807       $ 9,993,169     $7,760,799
                                                       ==========      ==========       ===========     ==========
Pretax earnings before combined fixed
  charges and preferred stock dividends..............  $3,287,124      $2,645,694       $10,051,571     $7,768,720
                                                       ==========      ==========       ===========     ==========
Ratio of earnings to fixed charges...................        1.17            1.17              1.15           1.23
                                                       ==========      ==========       ===========     ==========
Ratio of earnings to combined fixed charges
  and preferred stock dividends......................        1.17            1.17              1.15           1.23
                                                       ==========      ==========       ===========     ==========

(A) There was no capitalized interest for the 1995 and 1994 periods.

(B) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.